Exhibit 10.1

Kevin R. L. Frailey

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) serves as the understanding between you and the Company (as hereinafter defined) regarding the terms of your separation from the Company and the mutual intent of both parties to facilitate an amicable separation. This Agreement is made on behalf of, and for the benefit of, Commercial Vehicle Group, Inc., and any and all directly or indirectly owned subsidiaries and affiliated companies of Commercial Vehicle Group, Inc., and all of their past and present officers, directors, employees, agents (all in both their individual and official capacities), parent companies, subsidiary companies, predecessors, partners, members, affiliates, principals, insurers, and any and all employee benefit plans (and any fiduciary of such plans) sponsored by the aforesaid entities (all of which are collectively referred to herein as the “Company”). Please read this document carefully as it will outline the terms of all the agreements we have made:

1.	Record of Separation – the Company will record your separation effective October 31, 2014, (the “Separation Date”), as the result of a mutual separation.

2.	Separation Pay – The Company will pay you six (6) months of severance through payroll continuation. The total gross payments will not exceed $159,570, subject to normal deductions and withholding. Such payments shall be processed in accordance with the standard payroll processing schedule but shall not be subject to 401(k) withholdings or employer matching.

3.	Employee Benefits – Through the Separation Date, you will continue to receive other benefits you currently receive as an employee including the vesting of unvested equity awards in accordance with the terms of the Company’s Equity Incentive Plan. Following the Separation Date, all employee benefits will terminate along with the forfeiture of any unvested equity awards in accordance with the terms of the Company’s Equity Incentive Plan.

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4.	Confidentiality and Mutual Non-Disparagement.

a.	This Agreement – As both parties understand, confidentiality in these types of matters is very important. The Company agrees it will not, directly or indirectly, disclose the terms of this Agreement to anyone other than its attorney, except to those who have a business need to know and/or to the extent such disclosure is required for accounting, payroll, or tax reporting purposes, or as otherwise required by securities law or as otherwise consented to by the other party. The Company agrees the officers of the Company and any others who are explicitly authorized by the officers of the Company to speak on behalf of the Company will not make any comments relating to you and/or your employment with the Company, which are negative, false, critical, derogatory, or which may tend to injure you and/or your role with the Company. You also agree that you shall not make any comments relating to the Company or its employees, which are negative, false, critical, derogatory, or which may tend to injure the business of the Company. In addition, you agree that you shall not disparage or speak negatively about the Company or anyone associated with it (except as required or permitted by law, such as a charge or participation in a proceeding before the EEOC or state FEP agency).

b.

CVG Business Information – We recognize that confidential business and/or customer information (“Confidential Information”) has been disclosed to you by the Company. Included in such Confidential Information is information about the Company and its due business practices, such as business plans and financial information; employee and customer information (including but not limited to customers of the Company developed by you or others during your employment); technical, and marketing plans, records, data systems, software, methods of operation, pricing, vendor and customer lists and information; and all processes, developments, techniques, procedures, and ideas used or developed by the Company, unless it is otherwise publicly disclosed by the

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Company. You understand and agree that at all times you: (i) shall keep such information confidential; (ii) shall not disclose or communicate any such Confidential Information to any third party; and (iii) shall not make use of any Confidential Information on your own behalf, or on behalf of any third party.

5.	Future Cooperation. You agree to cooperate with the Company in support of its business interests on any matter arising out of our employment; respond and provide information for reasonable information requests about subjects worked on during your employment; cooperate to facilitate an orderly transition of your job duties to a successor employee; and to provide information truthfully in connection with any claim, investigation, or litigation in which the Company deems your cooperation is needed. The Company will reimburse you for reasonable and customary expenses that you incur in connection with your providing such cooperation as requested in writing by the Company. Unless it is not permissible by law, in the event that a subpoena or document request is served upon you, you will immediately notify the Company and provide copies of any relevant documents to the Company.

6.	Noncompetition and Non-solicitation.

a.	By entering into this Agreement, you acknowledge the Confidential Information has been and will be developed and acquired by the Company by means of substantial expense and effort, that the Confidential Information is a valuable asset of the Company, that the unauthorized disclosure or misuse of the Confidential Information to anyone would cause substantial and irreparable injury to the Company.

b.

In exchange for the consideration specified in Section 1 of this Agreement, the adequacy of which you expressly acknowledge, you agree that during your employment by the Company, and for a period of twelve (12) months following your separation, you shall not, directly or indirectly, as an owner,

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shareholder, officer, employee, manager, consultant, independent contractor, or otherwise:

i.	Directly or indirectly call on, induce, solicit or take away, or attempt to call on, induce, solicit, or take away, in connection with or on behalf of any activity in competition with the Company’s then-current business, any person or entity who was a vendor, customer, or prospective customer of the Company, for the purpose or result that the vendor, customer, or prospective customer purchase from, use or employ the products or services of any person or entity other than the Company; or

ii.	Contact any employee of the Company for the purpose of discussing or suggesting that such employee resign from employment with the Company for the purpose of becoming employed elsewhere or provide information about individual employees of the Company or personnel policies or procedures of the Company to any person or entity, including any individual, agency or company engaged in the business of recruiting employees, executives or officers; or

iii.	Own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that competes or plans to compete, directly or indirectly, with the Company, its products, or any division, subsidiary or affiliate of the Company; provided, however, that your “beneficial ownership,” either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of not more than two percent (2%) of the voting stock of any publicly held corporation, shall not be in violation of this Agreement.

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c.	The covenants contained in this Section 6 shall be construed as independent of any other provisions or covenants, and the existence of any claim or cause of action by you against the Company, whether predicated on this Agreement or otherwise, or the actions of the Company with respect to enforcement of similar restrictions as to other employees, shall not constitute a defense to the enforcement by the Company of the covenants.

You acknowledge and agree that the Company has invested great time, effort and expense in its business and reputation, and that the services performed by you, and the information divulged to you, are unique and extraordinary, and you agree that the Company shall be entitled, upon a breach of this Section of this Agreement, to injunctive relief against such activities, or any other remedies available to the Company at law or equity. If you shall have breached any of the provisions of this Agreement, and if the Company shall bring legal action for injunctive relief, such relief shall, at a minimum, have the duration specified in this Agreement, commencing from the date such relief is granted, but reduced only by the period of time elapsed between the termination date and your first breach of this Agreement. The obligations contained in this Agreement shall survive the termination of the employment relationship. Any specific right or remedy set forth in this Agreement, legal, equitable or otherwise, shall not be exclusive, but shall be cumulative upon all other rights and remedies set forth herein, or allowed or allowable by this Agreement, or by law. The failure of the Company to enforce any of the provisions of this Agreement, or the provisions of any agreement with any other employee, shall not constitute a waiver or limit any of the rights of the Company.

You agree that the Company has attempted to limit your right to compete only to the extent necessary to protect the Company from unfair competition.

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We further agree that if for any reason the restrictions set forth above are too broad or otherwise unenforceable at law, then they, or any one of the time, shall be reduced to such area, time, or terms, as shall be legally enforceable. If it is judicially determined that this Agreement, or any portion thereof, is illegal or offensive under any applicable law (statute, common law, or otherwise), then it is hereby agreed the non-competition covenant shall be revised and shall be in full force and effect to the full extent permitted by law. By this Agreement, we intend to have this Agreement not to compete and not to solicit be in full force and effect to the greatest extent permissible.

7.

Release of Claims. This is a release of claims against the Company and those associated with it. Please read it carefully: In exchange for the above, you agree (for yourself, your heirs, executors, and assignees) to fully release and waive any claims or rights, of any kind or nature whatsoever, whether known or unknown, that you may have against the Company (as defined above), and/or any of its employees, officers, directors, insurers, or agents (both as representatives of the Company and in their individual capacities), which may exist or have arisen up to and including the date of this Agreement. The claims and rights which are waived and released include any that arise out of your employment or relationship with the Company, or any of its representatives, and the cessation of your employment, except for enforcement of this Agreement. Although there may be others, some of the specific claims which are released are all claims of any nature that may exist with respect to violation of any legal obligations, compensation, company policies, contract obligations, whistleblower status, retaliation, torts or public policy, and/or unlawful discrimination, whether on the basis of race, creed, color, national origin, disability, age, sex, harassment, or other protected characteristic. (This release and waiver specifically includes any claims of age discrimination under the Federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, or otherwise. This release and waiver specifically does not include any claim related to the enforcement of this Agreement.) You certify and warrant that, to the best of your knowledge, you have not suffered any workplace injury while in the Company’s employ, other than those regarding which the Company is already on notice; have received all

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leave time to which you are or were entitled; and have been paid for all hours worked and properly compensated for all hours worked in excess of forty (40) hours per week. You also certify and warrant that you have not filed, caused to be filed, and presently are not a party to any claims against the Company, you have not divulged any proprietary or confidential information of the Company, and will continue to maintain the confidentiality of such information, you have been paid and/or received all compensation, commissions, overtime pay, wages, bonuses, PTO and vacation, benefits, and other compensation to which you were entitled during your employment, you have been granted any leaves of absence to which you were entitled, under the federal FMLA and disability laws, and in compliance with the Company’s policies, and you have been paid all amounts due to you (including bonus, merit increase, or otherwise) in connection with any absences, you are not aware of any facts or conduct to suggest that that the Company (or its employees or agents) has engaged in any improper or fraudulent conduct with respect to the U.S. government or any other government agency, and to your knowledge you have not engaged in, and are not aware of, any unlawful conduct related to any of the Company’s business activities.

8.

Nothing herein will preclude you from filing a charge of discrimination with the Equal Employment Opportunity Commission; however, you expressly waive and release any right you may have to any remedy resulting from such a charge, or any action or suit, that may be instituted on your behalf against the Company by the Equal Employment Opportunity Commission, or any other governmental agency, or in any class or collective action. Finally, nothing in this Agreement shall affect or release any vested rights and interests you may have in any company-sponsored retirement or pension plan; nor is anything in this Agreement intended to create or enlarge rights to benefits under any such plan. No money shall be paid under this Agreement until you have executed this Agreement, including its release and waiver of all employment related claims (except enforcement of this Agreement), in favor of the Company within the time limit set by the Company, and you do not revoke this Agreement within the revocation period set forth herein.

In exchange for the above, the Company, its employees, officers, directors, insurers, or agents (both as representatives of the Company and in their individual capacities), agrees to fully release and waive any claims or rights, of any kind, whether known or unknown, that it may have against you, which have arisen up to and including the date of this Agreement, except for enforcement of this Agreement, acts done in bad faith or criminal offenses.

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9.	Other Agreements. Irrespective of the terms of any other agreements between you and the Company, you expressly agree that subject to the Company’s payment obligations in Section 2 of this Agreement titled “Separation Pay”, the Company shall have no further obligations to pay you any amounts under any such agreements.

Nothing in this Agreement is intended to supersede any other Non-Competition, Non-Solicitation and Confidentiality Agreements between you and the Company. For avoidance of doubt, you specifically agree that the non-competition, non-solicitation and confidentiality provisions of this Agreement are in addition to any such provisions in any other agreements between you and the Company.

10.	Period for Review and Right to Revoke. Although we have discussed this Agreement at some length, please feel free to take up to twenty-one (21) days, to consider this Agreement. In addition, if you should change your mind for any reason after executing this Agreement, you may rescind the Agreement anytime within seven (7) days after the date of your signature. To be effective, any such rescission must be in writing, postmarked, or delivered before the expiration of the seven (7) day period, to me as provided for in this Agreement. You may use as much or as little of this time as you desire; however, as I am sure you understand, no payments or insurance can be continued beyond your last day worked until you have confirmed your agreement. You are encouraged to talk to anyone, including legal counsel, for advice prior to signing this Agreement.

11.	Miscellaneous.

a.

Other than as stated herein, the Parties acknowledge and agree that no promise or inducement has been offered for this Agreement and no other promises or agreements shall be binding, unless reduced to writing and

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signed by the Parties. Nothing in this Agreement shall be construed to admit or imply that the Company, or anyone associated with it, has acted wrongfully in any way, and all such claims are being specifically denied.

b.	Both you and the Company agree that if either Party breaches any term of this Agreement and either Party successfully enforces any term/right under this Agreement through legal process of any kind (other than an action regarding the waiver and release under the federal age Act or the Older Workers Benefit Protection Act), then the successful party shall be entitled to recover, from the other, its costs and expenses of such enforcement, including reasonable attorney’s fees. You and the Company agree that Ohio law shall govern any dispute arising under this Agreement, that any legal action or proceedings with respect to this Agreement must be initiated in the state or federal court located in Franklin County, State of Ohio, and that the Company and you hereby agree to subject themselves to the jurisdiction of the federal and state courts of Ohio with respect to any such legal action or proceedings. Notwithstanding the foregoing, with respect to any action which includes injunctive relief, or any action for the recovery of any property, the Company may bring such action in any state or location which has jurisdiction.

c.

This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), or an exemption thereunder, and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided

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under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a separation of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.

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THIS SEPARATION AGREEMENT AND RELEASE IS A LEGALLY BINDING DOCUMENT WITH IMPORTANT LEGAL CONSEQUENCES, INCLUDING A RELEASE OF ALL CLAIMS, KNOWN AND UNKNOWN. YOU HAVE THE RIGHT TO REVOKE THIS AGREEMENT WITHIN SEVEN (7) CALENDAR DAYS AFTER SIGNING IT, BY DELIVERING WRITTEN NOTICE OF REVOCATION TO Ms. Laura Macias, Chief Human Resources and Public Affairs Officer, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054, USA. IT IS RECOMMENDED THAT YOU CONSULT YOUR OWN ATTORNEY BEFORE SIGNING THIS DOCUMENT. BY SIGNING BELOW, YOU ACKNOWLEDGE THAT YOU HAVE READ, FULLY UNDERSTAND AND VOLUNTARILY AGREE TO ALL OF THE PROVISIONS CONTAINED IN THIS AGREEMENT AND RELEASE.

YOU UNDERSTAND THAT, BY SIGNING THIS AGREEMENT AND RELEASE AND ACCEPTING THE CONSIDERATION DESCRIBED IN THIS AGREEMENT, YOU ARE FOREVER GIVING UP THE RIGHT TO SUE THE RELEASEES, AND ANYONE ELSE ASSOCIATED WITH THEM, FOR ANY CLAIMS, OF ANY TYPE, THAT YOU MIGHT HAVE AGAINST ANY OF THEM, INCLUDING CLAIMS BASED ON YOUR EMPLOYMENT OR YOUR SEPARATION, THAT HAVE OCCURRED UP TO AND INCLUDING THE MOMENT YOU SIGN THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date(s) set forth below.

Employee	Commercial Vehicle Group, Inc.

/s/ Kevin R. L. Frailey	/s/ Laura L. Macias
Kevin R. L. Frailey	By: Laura L. Macias
Chief Human Resources Officer

Date: October 10, 2014	Date: October 10, 2014

7800 Walton Parkway / New Albany OH / 43054